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                                                                    EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in this Amendment No. 4 to Registration Statement No. 333-104878 of Persistence Software, Inc. (the "Company") on Form S-3 of our reports dated January 24, 2003 (and March 20, 2003 as to the first paragraph of Note 11 and June 12, 2003 as to the second paragraph of Note 11) appearing in the Company's Annual Report on Amendment No. 2 of Form 10-K/A for the year ended December 31, 2002, and to the reference to us under the heading "Experts" in the prospectus, which is part of this Registration Statement.



/S/ DELOITTE & TOUCHE LLP

San Jose, California
October 6, 2003